Exhibit 10.2

LANTRONIX, INC.

REAGAN Y. SAKAI SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made by and between Lantronix, Inc. (the “Company”), and Reagan Y. Sakai (“Executive”).

WHEREAS, Executive is employed by the Company as its Chief Financial Officer and Secretary; and

WHEREAS, Executive is resigning from his positions with the Company, effective June 30, 2011.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.           Termination of Employment.  Executive hereby resigns his employment and all positions effective upon June 30, 2011 (the “Termination Date”).  Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans following the Termination Date; provided, however, that Executive shall remain eligible to receive an incentive bonus for the second half of the Company’s fiscal year ending on June 30, 2011 on the same basis as if he had remained employed as Chief Financial Officer and Secretary.

2.           Consulting Period.  Executive agrees to remain as a consultant to the Company through September 30, 2011 (the “Consulting Period”).  During the Consulting Period, Executive’s duties shall include (i) providing reasonable assistance to the Company, including its finance department, in closing the fiscal year ending on the Termination Date, (ii) preparing the related 10-K report, (iii) answering questions relating to the Company’s accounting and finance functions, (iv) assisting the interim Chief Executive Officer, the interim Chief Financial Officer and any successor Chief Executive Officer and/or Chief Financial Officer in discharging their duties for the Company.  During the Consulting Period, Executive shall provide services as a consultant at a rate of less than 20% of the rate of services he performed during the three years prior to the Termination Date.  The Company shall pay Executive at 100% of his current rate of base salary for his services during the Consulting Period (i.e., a total of $62,500, non-pro-rated).  Moreover, the Company shall directly pay Executive and his covered dependents’ premiums for COBRA during the Consulting Period, subject to Executive timely electing COBRA continuation.

3.           Severance Benefits. Executive is electing to terminate his employment with the Company voluntarily.  Executive and the Company agree that Executive’s employment termination is not a termination triggering the potential payment of severance benefits under the Amended and Restated Severance Agreement by and between the Company and Executive dated December 29, 2008, as amended (the “Severance Agreement”).  Executive and the Company agree that Executive will not receive any severance benefits under the Severance Agreement.  Following the Consulting Period, however, and subject to Executive executing a general release of all claims in the form attached hereto as Exhibit A and such release becoming effective by the end of the Consulting Period, Executive shall receive, as severance (i) ongoing cash payments in the aggregate amount of  $213,590, paid ratably over  nine months from the end of the Consulting Period in accordance with the Company’s payroll practices, (ii) the post-termination exercise period of Executive’s Company stock options, other than the void stock options purportedly granted to Executive in September 2009, which stock options Executive hereby agrees are void and without further force and effect (the “Void Options”)  shall have their post-termination exercise period extended to the earlier of eighteen months or the original maximum term of the options (including any incentive stock options within the meaning of Internal Revenue Code Section 422), (iii) 100% of Executive’s equity compensation awards, other than the Void Options, shall accelerate their vesting, (iv) the Company shall directly pay Executive and his covered dependents’ premiums for COBRA through December 31, 2011, subject to Executive timely electing COBRA continuation, (v) all accrued and unpaid vacation days, and (vi) all expenses incurred through the Termination Date and submitted in accordance with the Company’s policy on business expense reimbursements. On and after the Consulting Period, the Executive shall be permitted to retain as his own personal property his Company laptop computer (once it has been cleaned of any files relating to Company business) and his Company cellphone (on the condition that billing is transferred to Executive effective July 1, 2011.

4.           Legal Fees.  Executive shall be reimbursed for reasonable legal fees incurred in the review and negotiation of this Agreement and related documentation up to a maximum of $15,000, to be paid no later than August 31, 2011.

5.           No Representations.  Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

6.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

7.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters released pursuant to the Release, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Severance Agreement.

8.           Entire Agreement.  This Agreement, the Severance Agreement, the Release (once effective) the Employment, Confidential Information and Invention Assignment Agreement and the Executive’s equity compensation agreements represent the entire agreement and understanding between the Company and Executive concerning Executive’s termination of employment at the Company.

9.             No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board.

10.           Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

11.           Effective Date.  This Agreement is effective immediately after it has been signed by both Parties.

12.           Withholding.  All payments and benefits herein are subject to applicable withholding.

13.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

14.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: June 23, 2011	/S/ Larry Sanders
Larry Sanders, Chairman of the Board

Dated: June 22, 2011	/S/ Reagan Y. Sakai
Reagan Y. Sakai, an individual

EXHIBIT A

LANTRONIX, INC./REAGAN Y. SAKAI

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Lantronix, Inc. (the “Company”) and Reagan Y. Sakai (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon his termination of employment, as specified in the Separation Agreement to which this is attached as Exhibit A (the “Separation Agreement”), and the Company has agreed to enter into a release of claims in favor of Executive.

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.           Termination.  Executive’s employment from the Company terminated on the “Termination Date” as such term is defined in the Separation Agreement.

2.           Confidential Information.  Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Except as specified otherwise in section 2 of the Separation Agreement with respect to the Company laptop computer and cellphone issued to Executive, Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.

3.           Payment of Salary.  Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4.           Mutual Release of Claims.  Executive agrees that the foregoing consideration, along with the severance benefits to be received by Executive under the Separation Agreement, represents settlement in full of all outstanding obligations owed to Executive by the Company.  Executive and the Company, on behalf of themselves and their respective heirs, executors, officers, directors, employees, investors, shareholders, legal counsel, representatives, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, past and present officers, directors, employees, investors, shareholders, legal counsel, representatives, administrators, predecessor and successor corporations, and assigns from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation any and all claims relating to or arising from Executive’s employment relationship and Board membership with the Company and the termination of those relationships;

(a)           any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(b)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code sections 201, et seq. and sections 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(d)           any and all claims for violation of the federal, or any state, constitution;

(e)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)           any and all claims for attorneys’ fees and costs.

Executive and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations or rights owed to Executive under the Separation Agreement, to any vested rights to retirement benefits, to any vested equity Executive holds in the Company (other than the Void Options), or to any right that cannot be waived as a matter of law. Nothing in this Agreement waives or extinguishes Executive’s rights, if any, to indemnification, defense, or payments under any liability insurance policy, or otherwise provided pursuant to any act, agreement or organizational instrument of the Company or in accordance with state or federal law.

5.           Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.           Civil Code Section 1542.  Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement.  The Company represents that the Company is not aware of any claims against Executive other than the claims that are released by this Agreement.   Executive and the Company each acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, expressly agrees to waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.  The Company, being aware of said code section, also expressly agrees to waive any rights the Company may have under such code section, as well as under any statute or common law principles of similar effect.

7.           Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

8.           No Cooperation.  Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.  The Company agrees that the Company will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Executive and/or any employee, agent, representative or attorney of the Executive, unless under a subpoena or other court order to do so. This Section 8 shall not apply with respect to any actual or potential investigations conducted by any state or federal law enforcement or regulatory agency, including the U.S. Securities and Exchange Commission and the General Securities Administrator.

9.           No Admission of Liability.  The parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by either party, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission of any fault or liability whatsoever to the other party or to any third party.

10.           Mutual Non-Disparagement.  Except to the extent compelled otherwise by applicable law, Executive agrees to refrain from disparagement, criticism, defamation or slander of the Company’s employees, officers, directors, agents, counsel, products or services to anyone, including, but not limited to past, present or prospective customers and/or employees of the Company. Except as provided in Section 8, or to the extent compelled otherwise by applicable law, the Company’s named executive officers, the Chair of its Board of Directors and the Chair of the Audit Committee of the Board of Directors agrees to refrain from disparagement, criticism, defamation or slander of the Executive and his agents, counsel, or services to anyone, including, but not limited to past, present or prospective employees of the Company and prospective employers of Executive.

11.         Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.         Arbitration.  The parties agree that any and all disputes arising out of the terms of this Agreement and their interpretation shall be subject to binding arbitration, to the extent permitted by law, as specified in the Severance Agreement.

13.         Authority.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

14.         No Representations.  Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

15.         Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16.         Entire Agreement.  This Agreement and the Separation Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

17.         No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

18.         Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19.         Effective Date.  This Agreement is effective eight (8) days after it has been signed by both parties.

20.         Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.         Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims.  The parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: June 23, 2011	/S/ Larry Sanders
Larry Sanders, Chairman of the Board

Dated: June 22, 2011	/S/ Reagan Y. Sakai
Reagan Y. Sakai, an individual